Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS SECOND-QUARTER 2024 NET INCOME OF $18.1 BILLION ($6.12 PER SHARE),
NET INCOME EXCLUDING SIGNIFICANT ITEMS OF $13.1 BILLION ($4.40 PER SHARE)

SECOND-QUARTER 2024 RESULTS1

ROE 23% ROTCE[2] 28% ROTCE ex. significant items[2] 20%	CET1 Capital Ratios[3] Std. 15.3% | Adv. 15.5% Total Loss-Absorbing Capacity[3] $534B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.5T Average loans $1.3T

Firmwide Metrics	■	Reported revenue of $50.2 billion and managed revenue of $51.0 billion[2], including a $7.9 billion net gain related to Visa shares[5]
■
Expense of $23.7 billion, including a $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation; reported overhead ratio of 47%; managed overhead ratio[2] of 47%; significant items reduced reported overhead ratio by 6ppts

	■	Credit costs of $3.1 billion included $2.2 billion of net charge-offs and an $821 million net reserve build
	■	Average loans up 6% YoY including First Republic, flat QoQ; average deposits down 1% YoY, flat QoQ

CCB ROE 30%	■	Average deposits down 7% YoY, down 1% QoQ; client investment assets up 14%
	■	Average loans up 10% YoY including First Republic, flat QoQ; Card Services net charge-off rate of 3.50%
	■	Debit and credit card sales volume[6] up 7%
	■	Active mobile customers[7] up 7%

CIB[8] ROE 17%	■	#1 ranking for Global Investment Banking fees with 9.5% wallet share YTD
	■	Markets revenue up 10%, with Fixed Income Markets up 5% and Equity Markets up 21%
	■	Average Banking & Payments loans up 2% YoY, flat QoQ; average client deposits up 2% YoY, up 1% QoQ

AWM ROE 32%	■	AUM[9] of $3.7 trillion, up 15%
	■	Average loans up 2% YoY, flat QoQ; average deposits up 7% YoY due to the allocation of First Republic deposits to AWM in 4Q23, flat QoQ

Jamie Dimon, Chairman and CEO, commented: “The Firm performed well in the second quarter, generating net income of $13.1 billion and a ROTCE of 20% after excluding a net gain on our Visa shares, a contribution to the Firm’s Foundation and discretionary securities losses.”
Dimon added: “This quarter, in the CIB, investment banking fees rose 50%, albeit against a low base, and our market share improved across products to 9.5% YTD. Markets revenue also increased 10%. In CCB, we opened over 450 thousand net new checking accounts, our 50th consecutive quarter of net new account growth. Client investment assets were up 14% to $1.0 trillion, and we also had a record number of first-time investors. Additionally, Card loans were up 12% on continued robust customer acquisition of 2.4 million. Finally, in AWM, asset management fees were up 13%, and we saw $79 billion of client asset net inflows. Pretax margin remained strong at 32%.”
Dimon continued: “While market valuations and credit spreads seem to reflect a rather benign economic outlook, we continue to be vigilant about potential tail risks. These tail risks are the same ones that we have mentioned before. The geopolitical situation remains complex and potentially the most dangerous since World War II — though its outcome and effect on the global economy remain unknown. Next, there has been some progress bringing inflation down, but there are still multiple inflationary forces in front of us: large fiscal deficits, infrastructure needs, restructuring of trade and remilitarization of the world. Therefore, inflation and interest rates may stay higher than the market expects. And finally, we still do not know the full effects of quantitative tightening on this scale.”
Dimon added: “We now have a CET1 capital ratio of 15.3%, providing us with excess capital even after the uncertainty created by Basel III endgame. Last month, we announced that the Board intends to increase our common dividend for the second time this year, resulting in a 19% cumulative increase compared with the fourth quarter of 2023. This increase is supported by our strong financial performance and represents a sustainable level of dividends. Our priorities remain unchanged. We continue to invest heavily into our businesses for long-term growth and profitability. We maintain a fortress balance sheet and prepare the Firm for a wide range of potential environments.”
Dimon concluded: “Finally, we take pride in driving economic growth by extending credit and raising capital totaling more than $1.4 trillion YTD for large and small businesses, governments and U.S. consumers.”

SIGNIFICANT ITEMS IN CORPORATE IN 2Q24 RESULTS
■    $7.9 billion net gain related to Visa shares ($2.04 increase in EPS10)
■    $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation ($0.18 decrease in EPS)
■    $546 million of net investment securities losses ($0.14 decrease in EPS)
CAPITAL DISTRIBUTIONS
■    Common dividend of $3.3 billion or $1.15 per share
■    $4.9 billion of common stock net repurchases11
■    Net payout LTM11,12 of 45%
FORTRESS PRINCIPLES
■ Book value per share of $111.29, up 13%; tangible book value per share2 of $92.77, up 16%
■    Basel III common equity Tier 1 capital3 of $267 billion and Standardized ratio3 of 15.3%; Advanced ratio3 of 15.5%
■    Firm supplementary leverage ratio of 6.1%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    More than $1.4 trillion of credit and capital13 raised YTD, reflecting approximately
■    $120 billion of credit for consumers
■    $20 billion of credit for U.S. small businesses
■    $1.3 trillion of credit and capital for corporations and non-U.S. government entities
■    $30 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-7438
Note: Totals may not sum due to rounding.
[1] Percentage comparisons noted in the bullet points are for the second quarter of 2024 versus the prior-year second quarter, unless otherwise specified.
[2] For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2024 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				1Q24		2Q23
($ millions, except per share data)	2Q24	1Q24	2Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$50,200	$41,934	$41,307	$8,266	20%	$8,893	22%
Net revenue - managed	50,992	42,548	42,401	8,444	20	8,591	20
Noninterest expense	23,713	22,757	20,822	956	4	2,891	14
Provision for credit losses	3,052	1,884	2,899	1,168	62	153	5
Net income	$18,149	$13,419	$14,472	$4,730	35%	$3,677	25%
Earnings per share - diluted	$6.12	$4.44	$4.75	$1.68	38%	$1.37	29%
Return on common equity	23%	17%	20%
Return on tangible common equity	28	21	25
Discussion of Results:
Net income was $18.1 billion, up 25%, including a $7.9 billion net gain related to Visa shares and a $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation.
Net revenue was $51.0 billion, up 20%. Net interest income (“NII”) was $22.9 billion, up 4%. NII excluding Markets2 was $22.9 billion, up 3%, driven by the impact of balance sheet mix and higher rates, higher revolving balances in Card Services and one additional month of First Republic-related net interest income, largely offset by deposit margin compression across the LOBs and lower deposit balances in CCB. Noninterest revenue was $28.1 billion, up 37%. Excluding the $7.9 billion net gain related to Visa shares, as well as the estimated bargain purchase gain associated with First Republic of $2.7 billion in the prior-year quarter, noninterest revenue was up 14%, predominantly driven by higher investment banking fees, asset management fees and CIB Markets noninterest revenue. The current and prior-year quarters included net investment securities losses.
Noninterest expense was $23.7 billion, up 14%. Excluding the $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation in Corporate, noninterest expense was up 9%, predominantly driven by higher compensation, including higher revenue-related compensation and growth in employees.
The provision for credit losses was $3.1 billion, reflecting net charge-offs of $2.2 billion and a net reserve build of $821 million. Net charge-offs of $2.2 billion were up $820 million, predominantly driven by Card Services. The net reserve build included $609 million in Consumer, primarily in Card Services, and $189 million in Wholesale. The prior-year provision was $2.9 billion, reflecting a net reserve build of $1.5 billion, predominantly associated with First Republic, as well as net charge-offs of $1.4 billion.
The First Republic acquisition14 closed on May 1, 2023, therefore, the current period included approximately one additional month of results associated with First Republic compared with the prior-year period. Additionally, certain noninterest expense and deposits associated with First Republic were allocated among segments commencing in the third quarter of 2023, resulting in increases or decreases to the YoY change in certain line items. The prior-year quarter also included the estimated bargain purchase gain of $2.7 billion in Corporate as well as the $1.2 billion credit reserve established for the First Republic portfolio across the LOBs.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q24		2Q23
($ millions)	2Q24	1Q24	2Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,701	$17,653	$17,233	$48	—%	$468	3%
Banking & Wealth Management	10,375	10,324	10,936	51	—	(561)	(5)
Home Lending	1,319	1,186	1,007	133	11	312	31
Card Services & Auto	6,007	6,143	5,290	(136)	(2)	717	14
Noninterest expense	9,425	9,297	8,313	128	1	1,112	13
Provision for credit losses	2,643	1,913	1,862	730	38	781	42
Net income	$4,210	$4,831	$5,306	$(621)	(13)%	$(1,096)	(21)%
Discussion of Results:
Net income was $4.2 billion, down 21%. Net revenue was $17.7 billion, up 3%.
Banking & Wealth Management net revenue was $10.4 billion, down 5%, driven by lower net interest income on lower deposit balances and deposit margin compression, partially offset by higher asset management fees in J.P. Morgan Wealth Management. Home Lending net revenue was $1.3 billion, up 31%, predominantly driven by higher net interest income including one additional month of First Republic-related net interest income compared with the prior period. Card Services & Auto net revenue was $6.0 billion, up 14%, driven by Card Services, reflecting higher net interest income on higher revolving balances and higher card income on higher sales volume.
Noninterest expense was $9.4 billion, up 13%, predominantly driven by the allocation of certain First Republic-related expense from Corporate to CCB starting in the third quarter of 2023, and higher compensation, largely for advisors, bankers and technology employees, as well as continued investments in technology and marketing.
The provision for credit losses was $2.6 billion, reflecting net charge-offs of $2.1 billion and a net reserve build of $579 million. Net charge-offs of $2.1 billion were up $813 million, predominantly driven by Card Services as newer vintages season and credit normalization continues. The net reserve build was primarily in Card Services, predominantly driven by loan growth and updates to certain macroeconomic variables. The prior-year provision was $1.9 billion, reflecting net charge-offs of $1.3 billion and a net reserve build of $611 million.

JPMorgan Chase & Co.
News Release

COMMERCIAL & INVESTMENT BANK (CIB)[8]

Results for CIB				1Q24		2Q23
($ millions)	2Q24	1Q24	2Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,917	$17,584	$16,507	$333	2%	$1,410	9%
Banking & Payments	8,950	8,403	8,188	547	7	762	9
Markets & Securities Services	8,967	9,181	8,319	(214)	(2)	648	8
Noninterest expense	9,166	8,724	8,194	442	5	972	12
Provision for credit losses	384	1	1,135	383	NM	(751)	(66)
Net income	$5,897	$6,622	$5,300	$(725)	(11)%	$597	11%

Discussion of Results8:
Net income was $5.9 billion, up 11%. Net revenue was $17.9 billion, up 9%.
Banking & Payments revenue was $9.0 billion, up 9%. Investment Banking revenue was $2.5 billion, up 46%. Investment Banking fees were up 50%, driven by higher fees across all products. Payments revenue was $4.5 billion, down 4%, driven by deposit margin compression and higher deposit-related client credits, largely offset by fee growth. Lending revenue was $1.9 billion, up 11%, predominantly driven by the impact of the First Republic acquisition, lower losses on hedges of the retained lending portfolio and the impact of higher rates.
Markets & Securities Services revenue was $9.0 billion, up 8%. Markets revenue was $7.8 billion, up 10%. Fixed Income Markets revenue was $4.8 billion, up 5%, largely driven by Securitized Products. Equity Markets revenue was $3.0 billion, up 21%, driven by strong performance in Equity Derivatives and Prime. Securities Services revenue was $1.3 billion, up 3%, driven by higher volumes and market levels, largely offset by deposit margin compression.
Noninterest expense was $9.2 billion, up 12%, predominantly driven by higher compensation, including revenue-related compensation, higher legal expense and higher volume-related non-compensation expense.
The provision for credit losses was $384 million, reflecting a net reserve build of $220 million and net charge-offs of $164 million, of which approximately half was in Office. The net reserve build was driven by incorporating the First Republic portfolio into the Firm’s modeled approach15, as well as net downgrade activity, primarily in Real Estate, largely offset by the impact of net lending activity. The prior-year provision was $1.1 billion, reflecting a net reserve build of $979 million and net charge-offs of $156 million.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q24		2Q23
($ millions)	2Q24	1Q24	2Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,252	$5,109	$4,943	$143	3%	$309	6%
Noninterest expense	3,543	3,460	3,163	83	2	380	12
Provision for credit losses	20	(57)	145	77	NM	(125)	(86)
Net income	$1,263	$1,290	$1,226	$(27)	(2)%	$37	3%
Discussion of Results:
Net income was $1.3 billion, up 3%.
Net revenue was $5.3 billion, up 6%, driven by growth in management fees on higher average market levels and strong net inflows, as well as higher brokerage activity, largely offset by deposit margin compression.
Noninterest expense was $3.5 billion, up 12%, predominantly driven by higher compensation, including revenue-related compensation and continued growth in private banking advisor teams, as well as higher legal expense and distribution fees.
The provision for credit losses was $20 million. The prior-year provision was $145 million.
Assets under management were $3.7 trillion, up 15%, and client assets were $5.4 trillion, up 18%, each driven by higher market levels and continued net inflows.

JPMorgan Chase & Co.
News Release

CORPORATE

Results for Corporate				1Q24		2Q23
($ millions)	2Q24	1Q24	2Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,122	$2,202	$3,718	$7,920	360%	$6,404	172%
Noninterest expense	1,579	1,276	1,152	303	24	427	37
Provision for credit losses	5	27	(243)	(22)	(81)	248	NM
Net income/(loss)	$6,779	$676	$2,640	$6,103	NM	$4,139	157%
Discussion of Results:
Net income was $6.8 billion, including a $7.9 billion net gain related to Visa shares and a $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation. Net income in the prior year was $2.6 billion.
Net revenue was $10.1 billion, up $6.4 billion. Net interest income was $2.4 billion, up $626 million, driven by the impact of balance sheet mix and higher rates. Noninterest revenue was $7.8 billion, up $5.8 billion. The current quarter included the $7.9 billion net gain related to Visa shares and $546 million of net investment securities losses. The prior-year quarter included the estimated bargain purchase gain associated with First Republic of $2.7 billion and $900 million of net investment securities losses. Investment securities losses reflected sales of mortgage-backed securities and U.S. Treasuries in the current and prior-year quarters.
Noninterest expense was $1.6 billion, up $427 million, driven by the $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation, largely offset by the allocation of certain First Republic expense from Corporate to the LOBs, predominantly CCB, starting in the third quarter of 2023, as well as lower legal expense.
The provision for credit losses was $5 million. The prior-year provision was a net benefit of $243 million, reflecting a reserve release associated with the deposit placed with First Republic Bank in the first quarter of 2023.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $111.29, $106.81 and $98.11 at June 30, 2024, March 31, 2024, and June 30, 2023, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding Markets, which is composed of Fixed Income Markets and Equity Markets. Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 28 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 75 of the Firm’s 2023 Form 10-K.

d.Second-quarter 2024 net income, earnings per share and ROTCE excluding significant items are non-GAAP financial measures. Significant items collectively refer to a $7.9 billion net gain related to Visa shares, a $1.0 billion donation of Visa shares to pre-fund contributions to the Firm’s Foundation and $546 million of net investment securities losses. Excluding these items resulted in a decrease of $5.0 billion (after tax) to reported net income from $18.1 billion to $13.1 billion, a decrease of $1.72 per share to reported EPS from $6.12 to $4.40 and a decrease of 8ppts to reported ROTCE from 28% to 20%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. As of June 30, 2024, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining CECL benefit of $720 million. Refer to Note 21 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 and Note 27 of the Firm’s 2023 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 44-51 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 and pages 102-109 of the Firm’s 2023 Form 10-K for additional information.
5.On April 8, 2024, Visa Inc. announced the commencement of an exchange offer for Visa Class B-1 common stock. On May 6, 2024, the Firm announced that Visa accepted the Firm’s tender of its 37.2 million shares of Visa Class B-1 common stock in exchange for a combination of Visa Class B-2 common stock and Visa Class C common stock. Visa’s acceptance resulted in a gain for the Firm relating to the Visa Class C common stock, which is held at fair value. Refer to pages 8 and 100 of the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for additional information.
6.Excludes Commercial Card.
7.Users of all mobile platforms who have logged in within the past 90 days. Excludes First Republic accounts not yet converted to JPMorgan Chase platforms.
8.Effective in the second quarter of 2024, the Firm reorganized its reportable business segments by combining the former Corporate & Investment Bank and Commercial Banking business segments to form one segment, the Commercial & Investment Bank ("CIB").
9.Assets under management (“AUM”).
10.Earnings per share (“EPS”).
11.Includes the net impact of employee issuances. Excludes excise tax and commissions.
12.Last twelve months (“LTM”).
13.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments, as well as unused amounts of advised uncommitted lines of credit where the Firm has discretion on whether or not to make a loan under these lines. Credit and capital for corporations and non-U.S. government entities includes Individuals and Individual Entities primarily consisting of Global Private Bank clients within AWM.
14.On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank (the “First Republic acquisition") from the Federal Deposit Insurance Corporation (“FDIC”). All references in this press release to “excluding First Republic,” “First Republic-related,” “associated with First Republic” or “attributable to First Republic” refer to excluding or including the relevant effects of the First Republic acquisition, as well as subsequent related business and activities, as applicable.
15.As a result of the First Republic acquisition, the Firm recorded an allowance for credit losses for the loans acquired and lending-related commitments assumed as of May 1, 2023. Given the differences in risk rating methodologies for the First Republic portfolio, and the ongoing integration of products and systems, the allowance for credit losses for the acquired wholesale portfolio was measured based on other facilities underwritten by the Firm with similar risk characteristics and not based on modeled estimates. As of June 30, 2024, the allowance for credit losses for the acquired wholesale portfolio was measured using the Firm’s modeled approach. Refer to the Critical Accounting Estimates on pages 78-80 and Note 26 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 for additional information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.1 trillion in assets and $341 billion in stockholders’ equity as of June 30, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 12, 2024, at 8:30 a.m. (EDT) to present second-quarter 2024 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EDT) on July 12, 2024 through 11:59 p.m. (EDT) on July 26, 2024 by telephone at (800) 813-5534 (U.S. and Canada) or (203) 369-3348 (international); use passcode 67370#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.